SPARK ENERGY, INC. ANNOUNCES $25.0 MILLION SUBORDINATED DEBT FACILITY
HOUSTON, December 27, 2016 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (“Spark” or the “Company”), announced today that it has entered into a $25.0 million subordinated debt facility with Retailco, LLC. Retailco, LLC is Spark’s majority shareholder and is wholly-owned by Keith Maxwell, the Company’s founder and chairman. A special committee of the Company’s Board of Directors consisting solely of independent directors reviewed and approved the terms of the subordinated debt facility.
“With this sponsor supported debt facility, the Company has increased flexibility to quickly and efficiently address various strategic initiatives utilizing a low cost of capital,” said Nathan Kroeker, Spark Energy’s President and Chief Executive Officer.
The Company plans to use the facility to enhance working capital, for growth initiatives, and for capital optimization, including, subject to lender approval, stock buybacks. The facility will bear a fixed annual interest rate of 5.0% and will have a tenor of three-and-one-half years. The subordinated debt facility is unsecured and is subordinated to the Company’s senior credit facility. The Company intends to draw down $5.0 million under the new facility prior to December 31, 2016.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 18 states and serves 90 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
Cautionary Note Regarding Forward-Looking Statements
This press release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. However, a variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including (i) restrictions in our debt agreements and collateral requirements, (ii) our ability to borrow funds and access credit markets, (iii) our level of indebtedness, (iv) our ability to successfully and efficiently integrate acquisitions into our operations, (iv) other business risks affecting our liquidity and results of operations. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Spark’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q’s filed with the SEC. While Spark makes these statements and projections in good faith, neither Spark nor its management or affiliates can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Spark assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Spark, whether as a result of new information, future events, or otherwise.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727
Media:
Eric Melchor, 281-833-4151